UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 27, 2012 (August 27, 2012)

ENCISION INC.
(Exact name of registrant as specified in its charter)

Colorado	001-11789	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6797 Winchester Circle, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 444-2600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01.	Entry into A Material Definitive Agreement.

On August 27, 2012, the Company entered into an amendment (the “Amendment”) to the August 19, 2011 Employment Agreement (the “Employment Agreement”) of Fred Perner, the Company’s President and Chief Executive Officer. The Amendment is effective as of August 27, 2012. The terms of the Amendment are summarized below.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Terms of Amendment to Employment Agreement

The Company and Mr. Perner entered into the Amendment in order to reflect certain recent developments in the Company’s business and financial position, and also to improve the Company’s ability to award enhanced equity incentives to its employees.

Revised Severance Eligibility. The Company and Mr. Perner agreed to certain revisions regarding his eligibility for severance benefits in light of recent events.

In early 2012, Mr. Perner led a successful effort to raise additional capital for the Company in a private placement of common stock. The proceeds of the private placement were used to pay down debt and provide additional working capital to the Company. While the private placement strengthened the Company’s balance sheet, it also caused the Company to incur increased expenses. In light of these increased expenses, the Company’s Compensation Committee determined that it was appropriate to revise the provisions of the Employment Agreement relating to severance eligibility.

Under the Employment Agreement, Mr. Perner is entitled to certain severance benefits if the Company terminates him without cause or if Mr. Perner resigns for “good reason.” If, however, the Company has two consecutive quarters (beginning with the quarter starting October 1, 2012) with a reported net loss (excluding extraordinary items), Mr. Perner may be terminated under the Employment Agreement without any severance obligation. The Company and Mr. Perner have agreed to delete the provision of the Employment Agreement that permits him to be terminated without severance in the event of two consecutive loss quarters.

Base Salary Reduction. As part of an overall cost reduction program, the Company and Mr. Perner have agreed to reduce his base salary on a temporary basis as follows. Under the Employment Agreement, Mr. Perner is entitled to receive an annual base salary of $205,000 (“Base Salary”). Pursuant to the Amendment, Encision has agreed to accept Mr. Perner’s decision to reduce his Base Salary to $185,000 for an indefinite period of time until Mr. Perner deems it appropriate for the full Base Salary to be restored.

Stock Option Restructuring. Finally, the Company and Mr. Perner have also agreed to restructure Mr. Perner’s outstanding stock options in order to facilitate the award of additional equity incentives to other employees of the Company. Under the Employment Agreement, Mr. Perner was granted stock options to purchase 200,000 shares of the Company’s common stock (the “CEO Options”). Pursuant to the Amendment, Mr. Perner, from time to time at his discretion, may surrender up to 50,000 of the CEO Options to the Company for cancellation. Upon such cancellation, the Company’s Compensation Committee, based upon its consultation with Mr. Perner, will make new stock option grants to other Company employees under the Company’s 2007 Stock Option Plan in an amount equal to the number of CEO Options surrendered. The Company is not required to make new option grants to Mr. Perner to replace the surrendered CEO Option, but the Company’s Board and Compensation Committee retain the discretion to do so as part of its overall compensation planning and processes.

The above summary does not purport to be a complete summary of the Amendment and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment, dated August 27, 2012 to Employment Agreement between Encision Inc. and Fred Perner

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC.

Date:	August 27, 2012	/s/ Mala Ray
Mala Ray
Controller
Principal Accounting Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment, dated August 27, 2012 to Employment Agreement between Encision Inc. and Fred Perner

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